Exhibit 99.1

INTREorg Systems, Inc. Announces Debt Facility

Southlake, TX -- (PRNewswire-FirstCall) – August 3, 2011 – INTREorg Systems, Inc. (OTCBB:IORG).  INTREorg Systems, Inc. (the “Company” or “INTREorg”) announces it has secured a Five Hundred Thousand Dollar ($500,000) Revolving Credit Note. INTREorg has entered into an agreement with J.H. Brech, LLC to provide Five Hundred Thousand Dollars ($500,000) of revolving credit.  The terms of the note provide for financing at the discretion of INTREorg up to a total of the $500,000.00 credit limit.  The note bears an interest of 8% and the interest is payable semi-annually with the principal due either three years from the Note date or upon INTREorg obtaining 1.5 million in gross proceeds.

Donal R. Schmidt, Jr., the Company's CEO and President, states:  “INTREorg is continuing to develop its business model.  This facility allows INTREorg meet its operating overhead obligations while it is in the development stage prior to placing a sales force to work.  The fact that the Company has the option of converting the debt to equity is a real bonus.  I think it speaks highly of the lender’s belief that the Company will be able to execute on its plans in the near term.

“On another note, INTREorg is moving forward on the development of its supporting propriety software which will under pin its day-to-day operations.  We are in the Beta test mode at this time.  Hopefully, we will be ready to begin executing sales contracts in the next several weeks.”

About INTREorg Systems, Inc.:
INTREorg Systems, Inc. is a Dallas-based, company. For further information on the Company, please visit our website www.INTREorg.com.

Media Contact:
John Calabria
1-800-669-6511

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, our ability to raise sufficient working capital necessary to continue to implement our business plan and satisfy our obligations, our ability to continue as a going concern, our ability to develop revenue producing operations, our ability to establish our brand and effectively compete in our target market, and risks associated with the external factors that impact our operations, including economic and market conditions and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect